Exhibit 5.1

August 1, 2017

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission by The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), relating to up to 18,000,000 shares of the Common Stock, without par value, of the Company (the “Common Stock”) which may be issued and sold from time to time upon the exercise of stock options or stock appreciation rights, or issued and delivered as restricted stock grants, performance grants or other stock-based grants, to employees and directors of the Company and its subsidiaries from time to time pursuant to and in accordance with the 2017 Performance Plan of The Goodyear Tire & Rubber Company (the “Plan”).

As the General Counsel of the Company, I am familiar with the Articles of Incorporation and Code of Regulations of the Company, as each is amended to date, and the proceedings of the Board of Directors of the Company and of the shareholders of the Company relating to the adoption and approval of the Plan and to the issuance of up to 18,000,000 shares of Common Stock pursuant thereto. I have also examined, or caused to be examined, the Plan and such other corporate records, agreements, documents and instruments, and I have made, or caused to be made, such investigations of fact and law, in each case, as in my judgment are necessary or appropriate as a basis for the opinion expressed below.

Based upon the foregoing, I am of the opinion that:

1.	The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Ohio.

2.	The Plan has been duly adopted by the Board of Directors of the Company and approved by the shareholders of the Company.

3.	The 18,000,000 shares of the Common Stock to which the Registration Statement relates are duly authorized and have been reserved for issuance (a) upon the exercise of stock options or stock appreciation rights granted pursuant to the Plan, or (b) as payment of or in connection with other grants made pursuant to the Plan.

4.	When issued, and sold or delivered, pursuant to the terms of the Plan, each of the 18,000,000 shares of the Common Stock to which the Registration Statement relates will be legally and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use in connection therewith. This does not constitute a consent under Section 7(a) of the Act.

Very truly yours,

/s/ David L. Bialosky

David L. Bialosky
Senior Vice President, General Counsel and Secretary

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